SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE WALT DISNEY COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following, written by Senator George J. Mitchell, Presiding Director of the registrant, appeared in the Wall Street Journal on March 2, 2004, and may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission issued thereunder:

Disney Character

By George J. Mitchell

The Walt Disney Company is very visible. In its 75-year history it has channeled creativity and imagination to build the greatest family entertainment company in the world. In view of the widespread attention the company is now receiving, it may be useful to describe what Disney is today and how it is governed.

Corporate governance is changing rapidly, and rightly so. Many boards have been working diligently to strengthen governance practices to ensure they stay focused on their principal mission: to protect the interests of shareholders and enhance shareholder value. The Disney board is one of them. As a result, it has the independence, objectivity and acumen to hold management accountable.

Disney’s Corporate Governance Guidelines and practices meet or exceed all the newly adopted New York Stock Exchange requirements. In fact, while the heightened public attention to governance is relatively recent, that issue has been a major focus at Disney for several years. During this time, the board – and its chairman and CEO, Michael Eisner – has maintained its emphasis on governance issues and has adopted a series of initiatives that have greatly enhanced our practices.

Long before the New York Stock Exchange required it, the Disney board adopted in 1996 a set of Corporate Governance Guidelines. A year later, the board approved a plan to de-stagger the election of directors so shareholders could vote annually on all board members. In 1999, the board allowed the company’s shareholder rights plan to lapse.

In 2002, the board retained Ira Millstein, a widely recognized governance expert, to help further enhance its practices and principles. With his guidance, and a lot of active board discussion, we have implemented a number of state-of-the-art governance best practices to ensure independence, align director’s interests with shareholders, and ensure that board members are active and fully engaged. These efforts have led to dramatic changes in the composition of the board and its processes.

Recognizing the desirability of having a smaller board that would include a greater percentage of independent directors, we mandated that a “substantial majority” of Disney directors must always be independent, going beyond the requirement just adopted by the NYSE. In the past 24 months, half the board has turned over. As of March 3, 2004, the Disney board will consist of 11 directors, down from 16 in 2002. Eight, or 73% of them, will be independent. And the board’s reconstituted audit, compensation, and governance and nominating committees are now made up entirely of independent directors.

This gives us an excellent balance between directors with long experience at Disney and “new blood” with fresh perspectives. Disney’s board today is diverse, reflecting a wide range of expertise and points of view, but united by a common dedication to overseeing the creation of value for Disney shareholders.

The designation of a presiding director has been an important step for Disney. Serving in that capacity, I have a special responsibility, which I take very seriously. I chair the board’s executive sessions – without management present – and participate in determining the agenda and information to be provided for board meetings, as well as providing advice with respect to the selection of committee chairs, and other matters. This includes chairing the formal reviews of management succession so Disney is fully prepared for all eventualities, while also encouraging management development. We have a solid succession process in place and we are confident that when the board makes a final decision regarding a successor the person chosen will be well positioned and qualified to lead our company.

Some in the governance community have suggested that Disney immediately divide the position of chairman and CEO. On this matter, Mr. Millstein advised that we not now divide the positions. Instead, he advised that Disney create the position of presiding director. After extensive debate we accepted his advice. Mr. Millstein, who has long advocated separating the position of CEO and chairman, suggested that in companies with a sitting CEO and chairman, the separation can best be accomplished at the end of that person’s tenure when a natural process of succession occurs.

The word “independence” comes up so often in discussions of good governance that people sometimes lose sight of what it really means – and that is why it’s important. The proper role of independent directors is to ensure that the interests of shareholders are safeguarded. It is not the job of the board to run the company. That is the job of management. The board’s role is to make sure management performs its duties in a manner that keeps the shareholders’ interests paramount.

*         *         *

The changes we have made have resulted from our listening. We listened to the concerns that have been expressed about the company and about all of corporate America. We heard the concerns that boards were too large; that they were not independent enough; had too little diversity and not enough expertise; that there was not enough turnover, that they were too insular.

We listened – and we took action.

Michael Eisner listened too. He initiated many, and embraced all, of these changes – and encouraged their speedy implementation.

As a result, the Disney board and its procedures have been transformed. As often happens, it is taking some time for perception to fully catch up with reality. But we are confident that it will.

Mr. Mitchell, a former Senate majority leader, is presiding director of the Walt Disney Company.